For Immediate Release

SILVERSTAR HOLDINGS REPORTS RECEIPT AND RESOLUTION OF NASDAQ MATTER

Boca Raton, Florida August 2, 2006  Silverstar Holdings, Ltd. (Nasdaq: SSTR), announced today that it received a Nasdaq Staff Deficiency Letter on July 28, 2006 indicating that Silverstar Holdings, Ltd. had previously failed to comply with the shareholder approval requirements for continued listing as set forth in Marketplace Rule 4350(i)(1)(A) but has since regained compliance with such listing rule. The matter is considered by Nasdaq to be closed upon the dissemination of this release.

About Silverstar Holdings
Silverstar Holdings, Ltd. is a publicly traded company (Nasdaq:  SSTR), focusing on acquiring controlling positions in high growth retail driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology related platforms.  It currently owns Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

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Contact:
      Silverstar Holdings, Inc.
      Clive Kabatznik, President and CEO
      (561) 479 0040, or Clive@silverstarholdings.com